Exhibit 10.9

RIGHTS OFFERING BACKSTOP AGREEMENT

This Rights Offering Backstop Agreement (this “Agreement”) is dated as of February 3, 2026 and is by and between PRESURANCE HOLDINGS, INC., a Michigan corporation (the “Company”) and CLARKSTON COMPANIES, INC., a Michigan corporation (“Purchaser”).

WHEREAS, the Company has proposed to distribute, at no charge, to holders of record of its common stock, no par value, as of the close of business on the record date of the rights offering (the “Record Date”), non-transferable rights (the “Rights”) to subscribe for and purchase additional shares of Common Stock at a subscription price of $1.00 per share of Common Stock (the “Subscription Price” and such offering, the “Rights Offering”);

WHEREAS, pursuant to the Rights Offering, stockholders of record will receive one (1) Right for every one (1) share of Common Stock held by them as of the Record Date, and each Right will entitle the holder to purchase 1.145 shares of Common Stock at the Subscription Price (the “Right”);

WHEREAS, the Company desires to raise a total of $14,000,000 in connection with the Rights Offering, which shall be used as set forth in the Registration Statement (as defined below); and

WHEREAS, in order to provide assurances that the Rights Offering is fully subscribed, the Company has offered to Purchaser the opportunity, and Purchaser agreed and committed, to exercise its Rights (on behalf of itself and its affiliates) in full and to purchase from the Company upon expiration of the Rights Offering, at the Subscription Price, additional shares of Common Stock not otherwise sold in the Rights Offering, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and respective covenants and agreements set forth in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Section 1. The Rights Offering.

(a) The Company shall use commercially reasonable efforts to commence and complete the Rights Offering as soon as reasonably practicable. The Company has filed a Registration Statement on Form S-1 (the “Registration Statement”) for the Rights Offering with the Securities and Exchange Commission (the “SEC”) and intends to cause the Registration Statement to be declared effective by the SEC as soon as reasonably practicable.

(b) Purchaser shall cooperate with the Company in connection with the preparation and filing of the Registration Statement, including promptly furnishing to the Company, following written request therefor, any and all information concerning Purchaser or its affiliates as may be required to be set forth in the Registration Statement under applicable law.

(c) In connection with the Rights Offering, the Company shall distribute at no charge to each holder of Common Stock on the Record Date for the Rights Offering (collectively, the “Eligible Common Stockholders”) the Rights to purchase shares of Common Stock, at the per share Subscription Price. Each Eligible Common Stockholder shall be eligible to participate in the Rights Offering and exercise its Rights pro rata based on each Eligible Common Stockholder’s ownership of Common Stock as of the Record Date for the Rights Offering.

Section 2. Commitment.

Subject to the terms and conditions set forth herein, Purchaser hereby agrees (on behalf of itself and its affiliates) to purchase from the Company, and the Company hereby agrees to sell to Purchaser, at the Subscription Price, all shares of Common Stock that will be available for purchase by Purchaser (on behalf of themselves and their affiliates) pursuant to its Rights (the “Commitment”).

Section 3. Backstop Commitment.

(a) Subject to the consummation of the Rights Offering and terms and conditions set forth herein, in order to provide assurance that the Rights Offering will be fully subscribed, Purchaser hereby commits to purchase from the Company, and the Company hereby agrees to sell to Purchaser, at the Subscription Price, any and all Unsubscribed Rights Shares (the “Backstop Commitment”). The “Unsubscribed Rights Shares” means a number of shares of Common Stock equal to the excess, if any, of (i) the aggregate number of shares of Common Stock that may be purchased pursuant to all Rights issued by the Company in connection with the Rights Offering (including any Rights not issued and/or allocated due to the provisions of applicable state or foreign securities laws), over (ii) the aggregate number of shares of Common Stock that are purchased by the Eligible Common Stockholders in the Rights Offering pursuant to the exercise of the Subscription Rights.

(b) Within five (5) business days after the closing of the Rights Offering, the Company shall issue to Purchasers a notice (the “Subscription Notice”) setting forth the number of shares of Common Stock subscribed for in the Rights Offering pursuant to the exercise of the Subscription Rights by the Eligible Common Stockholders and the aggregate gross proceeds of the Rights Offering and, accordingly, the number of Unsubscribed Rights Shares to be acquired by Purchaser pursuant to the Backstop Commitment at the Rights Subscription Price. Shares of Common Stock acquired by Purchaser pursuant to the Backstop Commitment are collectively referred to as the “Backstop Acquired Shares.”

(c) On the terms and subject to the conditions set forth in this Agreement, the closing of the Backstop Commitment (the “Backstop Closing”) shall take place remotely via the exchange of documents and signatures within three (3) business days of the date of the Subscription Notice or such other time and date as shall be agreed between the Company and Purchaser (the date on which the Backstop Closing occurs, the “Closing Date”).

(d) At the Backstop Closing, the Company shall issue to Purchaser the Backstop Acquired Shares in consideration of payment in cash of the aggregate amount of the Subscription Price for such Backstop Acquired Shares.

Section 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Michigan.

Section 5. Amendment; Waiver; Counterparts. This Agreement may not be amended, modified or waived except in a writing signed by each party hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of this Agreement by e-mail or electronic delivery shall be effective as delivery of a manually executed counterpart of this Agreement and shall be construed as an original for all purposes.

Section 6. Entire Agreement. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written on oral, between the parties hereto with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRESURANCE HOLDINGS, INC. By: /s/ Brian Roney Name: Brian Roney Title: President & Chief Executive Officer

CLARKSTON COMPANIES, INC. By: /s/ Jeffrey Hakala Name: Jeffrey Hakala Title: Chief Executive Officer

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